As filed with the Securities and Exchange Commission on February 28, 1995

                                                     Registration No. 33-



                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                            __________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                            __________________

                    SOUTHWESTERN PUBLIC SERVICE COMPANY
            (Exact name of registrant as specified in charter)
                            __________________

             New Mexico                             75-0575400
      (State of Incorporation)          (IRS Employer Identification No.)

                                 SPS Tower
                              Tyler at Sixth
                           Amarillo, Texas 79101
                              (806) 378-2121
               (Address, including zip code of registrant's
                       principal executive offices)

           SOUTHWESTERN                           SOUTHWESTERN
        PUBLIC SERVICE COMPANY                PUBLIC SERVICE COMPANY
       Employee Investment Plan          Non-Qualified Salary Deferral Plan
       (Full title of the plan)                (Full title of the plan)

                   Bill D. Helton, Chairman of the Board
                        and Chief Executive Officer
                                 SPS Tower
                              Tyler at Sixth
                           Amarillo, Texas 79101
                              (806) 378-2121

         (Name, address and telephone number, including area code,
                           of agent for service)
                            __________________

                             CALCULATION OF REGISTRATION FEE


                                           Proposed        Proposed
                                           Maximum         Maximum
Title of                 Amount            Offering        Aggregate      Amount of
Securities to            to be             Price Per       Offering       Registration
be Registered            Registered(1)     Share (2)(3)    Price (2)      Fee (3)
Common Stock (4)
  ($1 par value)..       500,000           $28.1875        $14,093,750     $4859.91

(1)   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this regis-
      tration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)   Estimated solely for the purposes of computing the registration fee.

(3)   Pursuant to Rule 457(c), the registration fee has been calculated based on the average of the high and low sales prices reported on February 24, 1995.

(4)   Including the related Common Stock Purchase Rights.

                                      __________________

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Certain Documents by Reference.

            The following documents filed with the Commission by the Company are incorporated herein by reference as of their respective filing dates:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994 (File No. 1-3789), which contains a description of the Company's Common Stock and the related Common Stock Purchase Rights.

            (b) The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1994.

            (c) The Company's Annual Reports on Form 11-K for the fiscal year ended August 31, 1994 for the Tax Benefit Plan and Trust and the Employee Stock Ownership Plan and Trust, which plans are to be merged effective March 1, 1995 and renamed the Employee Investment Plan.


            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d), of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            Not applicable.

Item 6.  Indemnification of Officers and Directors.

            Section 53-11-4.1 of the New Mexico Business Corporation Act (the "NMBCA") empowers a corporation to indemnify any officer or director against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. This section empowers a corpo-ration to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance, on behalf of any officer or director against any liability asserted against the person in such capacity whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

            The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer or director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.

            Article Sixth of the Restated Articles of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or to the shareholders for monetary damages for a breach of fiduciary duty as a director unless such director has breached or failed to perform the duties of his or her office in accordance with the NMBCA, and the breach or failure to perform constitutes negligence, willful misconduct, or recklessness.

            Article IV of the Bylaws of the Company requires the Company, to the fullest extent permitted by the NMBCA, to pay or reimburse expenses, liabilities, and losses incurred by an officer or director involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was serving as an officer or director of the Company.

            The Bylaws also require the Company to pay or reimburse all covered expenses to an officer or director promptly upon receipt of a written claim and, where the claimant seeks an advancement of expenses, an undertaking by or on behalf of the person to repay such amounts if it should ultimately be determined by a court of final jurisdiction that such person is not entitled to indemnification.

            The Company has entered into indemnity agreements with each officer and director of the Company. These contracts provide for the advancement of expenses (including attorneys' fees) incurred or to be incurred by an officer or director in connection with a proceeding. The contracts also provide for indemnification of such persons against expenses, liabilities, and losses.

            Pursuant to each director's indemnity agreement, the Company keeps in effect a letter of credit in the face amount of $5,000,000 obtained from a commercial bank for the benefit of all directors who are a party to an indemnity agreement. A director who has incurred or may incur expenses in connection with a proceeding prior to the final disposition of such a proceeding for any reason may request an independent trustee to draw upon the letter of credit for the payment or advancement of such expenses. Upon such request, the trustee will draw upon the letter of credit and deliver such funds to such director.

            The Company is insured up to $25,000,000 against loss in excess of $200,000 because of any claim made against the Company or its officers or directors and alleged to have been caused by any negligent act, error, omission, or breach of duty by its officers or directors. The insurance is subject to certain exclusions.

Item 7.     Exemption from Registration Claimed.

            Not applicable.

Item 8.  Exhibits.

            (a) Reference is made to the Exhibit Index filed as a part of this Registration Statement.

            (b) The Registrant will submit or has submitted the Plans and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.

Item 9.  Undertakings.

            The undersigned registrant hereby undertakes:

            1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            4. That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

The Registrant

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on February 27, 1995.

                        SOUTHWESTERN PUBLIC SERVICE COMPANY


                        By /s/ Bill D. Helton
                           Bill D. Helton
                           Chairman of the Board
                              and Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                       Title                      Date

Principal Executive and         Chairman of the Board      February 27, 1995
  Financial Officer and           and Chief Executive
  Director:                       Officer

/s/ Bill D. Helton
Bill D. Helton


Principal Accounting            Executive Vice             February 27, 1995
  Officer:                       President,
                                Accounting and
                                Corporate
                                Development

/s/ Doyle R. Bunch II
Doyle R. Bunch II

                                    -2-
Directors:                     )
Gene H. Bishop*                )
C. Coney Burgess*              )
J.C. Chambers*                 )
Danny H. Conklin*              ) Directors     February 27, 1995
Giles M. Forbess*              )
R.R. Hemminghaus*              )
Don Maddox*                    )
J. Howard Mock*                )
Shirley Bird Perry*            )
Coyt Webb*                     )
Gary W. Wolf*                  )

*By:  /s/ Robert D. Dickerson
      Robert D. Dickerson
      Attorney-in-Fact

The Plans

       Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on February 27, 1995.


                                    SOUTHWESTERN PUBLIC SERVICE COMPANY
                                    EMPLOYEE INVESTMENT PLAN


                                    By: /s/ Bill D. Helton
                                        Name: Bill D. Helton
                                        Title: Chairman, Management
                                                 Retirement Committee


       Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on February 27, 1995.


                                    SOUTHWESTERN PUBLIC SERVICE COMPANY
                                    NON-QUALIFIED SALARY DEFERRAL PLAN


                                    By: /s/ Bill D. Helton
                                        Name: Bill D. Helton
                                        Title: Chairman, Management
                                                 Retirement Committee

                                 INDEX TO EXHIBITS

Exhibit
Number                                 Exhibit


4(a)    -  Restated Articles of Incorporation as amended through April 27,
            1990 (exhibit 3 Form 10-Q for the quarter ended May 31, 1990).*
4(b)    -  Employee Investment Plan.
4(c)    -  Non-Qualified Salary Deferral Plan.
4(d)    -  Rights Agreement (exhibit 4(a) Form 8-K dated July 23, 1991).*
5       -  Opinion of Hinkle, Cox, Eaton, Coffield & Hensley, counsel for the Company.
15      -  Letter re Unaudited Interim Financial Information.
23(a)   -  Consent of Hinkle, Cox, Eaton, Coffield & Hensley (included in
            Exhibit 5).
23(b)   -  Consent of Deloitte & Touche, LLP, independent certified public accountants.
23(c)   -  Consent of KPMG Peat Marwick LLP, independent certified public accountants.
24      -  Powers of Attorney.


__________________

* Incorporated herein by reference.